Exhibit 99.1
Just wait 'til you see what we have in store for you...

Dear Valued Customer,

Recently, Milton Bank and Ohio Valley Bank jointly announced an agreement to merge. Subject to regulatory approvals and other customary conditions, we anticipate the merger will be effective at the close of business on Friday, August 5, 2016. On Monday, August 8, Milton Bank branches will reopen as The Milton Banking Company, a division of Ohio Valley Bank. Ohio Valley Bank, established in 1872, operates fourteen offices in southern Ohio and western West Virginia and is headquartered in Gallipolis, Ohio. Ohio Valley Bank's mission is Community First. Like Milton Bank, Ohio Valley Bank has always strived to do more than make a donation. It's about putting community at the heart of all that we do. It's about making a true difference.

For these past months, your friends at Milton Bank and OVB have been working together to ensure a seamless transition for you, our customer. The most visible part of that transition begins the weekend of August 5th. On that weekend, we will be working to bring both banks' records together to operate under a single system. You'll find details regarding the transition weekend throughout this Welcome Guide as well as online at www.ovbc.com/mbc. If you have any questions, please don't hesitate to contact your favorite Milton banker or call toll free 1-800-468-6682 for assistance. Thank you for your patience during this transition period.

Sincerely,

John G. Jones
President and CEO
The Milton Banking Company

Thomas E. Wiseman
President and CEO
Ohio Valley Bank

Important Information for Investors and Shareholders
This letter does not constitute an offer to sell or the solicitation of an offer to buy securities of Ohio Valley Banc Corp. ("OVBC"). The OVBC common shares to be issued in connection with the merger have not been and will not be registered under the Securities Act of 1933 ("1933 Act") or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements
This letter contains forward-looking statements within the meaning of the 1933 Act and the Securities Exchange Act of 1934, as amended. These statements are subject to certain risks and uncertainties, including a failure to satisfy the conditions to closing for the merger in a timely manner or at all; failure to obtain the necessary regulatory approvals for the proposed merger or adverse regulatory conditions in connection with such approvals; the inability of Ohio Valley Bank or its data processor to complete the necessary work by the anticipated closing date; and other risks set forth in OVBC's filings with the Securities and Exchange Commission ("SEC"), including OVBC's most recent Annual Report on Form 10-K. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from OVBC's website.